University General Health System Reports Occupancy, Patient Days and Surgical Volumes for First Half of 2014

Results Reflect Growth at Hospitals in Both Houston and Dallas

HOUSTON, TX -- (Marketwired - July 22, 2014) - University General Health System, Inc. (OTCQB: UGHS) ("University General"), a diversified, multi-specialty, integrated, physician-centric general acute care regional health care delivery system, today reported occupancies, patient days and surgical volumes for the six months ended June 30, 2014 at its flagship Houston hospital ("UGH-Houston") and its Dallas hospital ("UGH-Dallas"), which was acquired in December 2012. UGH-Houston recorded an increase in average daily census ("ADC") of 9%, reflecting an average of 41 patients per day versus 38 for the same period in 2013, while adjusted patient days (taking into account outpatient volumes) increased by 15%, from 10,515 during the first half of 2013 to 12,121 in the first six months of 2014, and surgical volumes were flat at 4,342 procedures versus 4,346 in the 2013 period.

UGH-Dallas also reported significant growth in ADC, which increased from 18.6 in the first half of 2013 to 21.6 in the first half of 2014, an improvement of 16%. Adjusted patient days in Dallas increased 47%, from 6,473 to 9,537, and surgical volumes rose from 865 to 1,833, for an increase of 112%.

"We are very pleased with the organic growth in Houston, despite the maturity of our hospital in that market," stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. "UGH-Houston benefited from the recent execution of agreements with Humana and United, and we expect such benefits to continue for the balance of the year. In addition, we are pleased with the continued development of our outpatient network and inpatient growth at our Dallas hospital. However, we remain diligent in pursuing further cost reductions and operating efficiencies at UGH-Dallas."

"The Company previously announced the implementation of cost containment measures that resulted in a reduction of $1,000,000 in monthly expenses at the flagship Houston hospital during the first half of 2014. The Company continues to pursue multiple paths for cost reductions throughout the system as part of an overall plan to improve its performance in 2014 when compared with 2013. Primarily reflecting higher systemwide volumes, we expect 2014 EBITDA to show improvement in Houston, while we have taken steps to suspend certain unprofitable activities and eliminate non-core assets throughout our health care network," continued Chahadeh.

"We are working diligently to complete our quarterly reports (both the first and second quarters) in a timely manner, while focusing on cash management as well as cost containment," stated Kris Trent, the Company's Chief Financial Officer.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric, high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, multiple ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

University General Health System, Inc. is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS."

Forward-Looking Statements

The information in this news release may include certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of University General Health System, Inc. (UGHS). Although UGHS believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in UGHS's periodic filings with the Securities and Exchange Commission.

For Further Information, Please Contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com